Exhibit 99.1

Press contact:

Styron

Donna St.Germain

Tel. +1 610-240-3307

Email:stgermain@styron.com

Trinseo / Styron Reports Fourth Quarter and Full Year 2013 Results

Fourth Quarter Summary

•	Revenue of $1,245 million, down 6% versus prior year

•	Volume of 1,218 million pounds, down 2% versus prior year

•	Adjusted EBITDA of $104 million, up 113% versus prior year

•	Free cash flow of $109 million

•	Joint Venture dividend of $15 million from Americas Styrenics

Full Year Summary

•	Revenue of $5,307 million, down 3% versus prior year

•	Volume of 5,122 million pounds, down 1% versus prior year

•	Adjusted EBITDA of $303 million up 4% versus prior year

•	Delivered $30 million of incremental EBITDA as a result of the SSBR capacity expansion

•	Styrenics record year with Adjusted EBITDA at $148 million

•	Record free cash flow of $170 million

•	Joint Venture dividends of $24 million from Americas Styrenics and Sumika Styron

•	Successfully issued $1,325 million of senior secured notes; subsequently registered with the Securities and Exchange Commission

•	Divested Expandable Polystyrene business to Ravago

BERWYN, Pa – March 10, 2014 – Styron, the global materials company and manufacturer of plastics, latex and rubber, today reported fourth quarter 2013 results with revenue of $1,245 million and Adjusted EBITDA of $104 million.

“Full year 2013 Adjusted EBITDA, excluding inventory revaluation, of $344 million is the highest fiscal year in Trinseo’s history, looking back to 2011,” said Chris Pappas, Trinseo President and Chief Executive Officer. “I am proud of our full year results and other achievements that have improved the Company’s growth prospects for the future. Our team remains focused on executing our business strategies and I am cautiously optimistic for a better 2014.”

Commenting on the Company’s future growth strategy, Pappas said, “We made two significant announcements in February of 2014 that are low cost and effective parts to our growth strategy for 2014 and beyond. First, we acquired additional Solution Styrene Butadiene Rubber (“SSBR”) production capacity from JSR at our site in Schkopau, Germany. Doubling production capacity on one train will allow us to further grow the rubber business in a very economical and timely manner. Second, we announced plans to expand our latex capacity at our production facility in Zhangjiagang, China. This expansion will mainly support the growing demand for latex in China’s paper and paperboard industry.”

Fourth quarter revenue decreased 6% versus prior year driven by a 2% reduction in volume and a 6% reduction in price, which was primarily driven by the pass through of lower butadiene costs in the Synthetic Rubber and Latex segments. These impacts were partially offset by favorable foreign exchange rates as the US dollar weakened compared to the euro. Sequentially, revenue decreased 5%. Volume had a 5% unfavorable impact due mostly to seasonality, particularly in the Styrenics and Latex segments. Price, net of foreign currency impact, was roughly flat as a favorable currency impact was offset by passing through the lower cost of styrene to our customers.

Adjusted EBITDA for the quarter increased 113% versus prior year including $10 million of additional joint venture dividends from Americas Styrenics in 2013. The remaining increase was driven by margin improvement due to higher styrene production margins as well as favorable inventory revaluation. Sequentially, Adjusted EBITDA increased 20% including an additional $7.5 million of joint venture dividends. Favorable inventory revaluation was partially offset by lower styrene production margins and seasonally lower volumes.

Full year revenue decreased 3% versus prior year, driven by 3% lower price and 1% lower volume. The overall decrease in sales volume was primarily due to the Styrenics segment, with increases in the selling price of our polystyrene products due to the pass through of price increases of our key raw material (styrene monomer), and the Latex segment, driven by lower demand in the Europe and Asia paper markets. These were partially offset by higher sales volume in the Synthetic Rubber segment due to our previously announced SSBR capacity expansion. The overall decrease in selling price was driven by the contractual pass through of lower butadiene cost in the Latex and Synthetic Rubber segments. These impacts were partially offset by the pass through of higher styrene cost as well as a favorable foreign exchange impact as the U.S. dollar weakened compared to the euro.

Adjusted EBITDA for the year increased 4%, driven primarily by higher margin, with volumes remaining relatively flat. Higher volume in the Synthetic Rubber segment was driven by the SSBR capacity expansion, partially offset by lower demand in the Styrenics segment, with the pass through of the higher cost of styrene monomer, and the Latex segment, due to weaker paper markets in Europe and Asia. Higher margin was driven by improved styrene production economics and styrenic polymer margin optimization efforts, which were partially offset by unfavorable inventory revaluation. Fixed costs were higher due to the SSBR capacity expansion, higher incentive compensation, and a lower rate of fixed cost absorption as we worked to optimize inventory levels.

Fourth Quarter Results by Business Segment

•	Latex revenue of $308 million for the quarter was down 12% versus prior year. Lower prices had a 10% unfavorable impact, driven mostly by the pass through of lower butadiene cost. Adjusted EBITDA of $24 million was $3 million below prior year mostly due to lower volume. Sequentially, revenue was down 7% primarily due to lower volume on seasonality. Adjusted EBITDA decreased $2 million as higher margin, due to favorable inventory revaluation, was more than offset by lower volume.

•	Synthetic Rubber revenue of $148 million decreased 18% from prior year. Lower prices, driven by decreased Butadiene cost, unfavorably impacted revenue by 18%. Higher SSBR volume, with the new train coming on line, and a favorable currency impact were offset by lower revenue from our capacity rights customer as well as lower spot exports to Asia. Adjusted EBITDA of $42 million for the quarter was $18 million higher than prior year. This increase was driven by higher SSBR volume as well as higher margin with more favorable inventory revaluation. Sequentially, revenue increased 4% driven by higher SSBR volume. Adjusted EBITDA increased $29 million due mostly to inventory revaluation as well as higher SSBR volume.

•	Styrenics revenue of $530 million for the quarter was 2% below prior year including a 1% reduction due to the divestiture of the Expandable Polystyrene business. The remaining 1% reduction was driven by lower polystyrene sales in Europe and Asia, with the higher price of styrene, as well as lower price, on unfavorable mix in our Styrene Monomer related sales. Adjusted EBITDA of $55 million was $39 million higher than prior year driven by $10 million of additional dividends from Americas Styrenics, better styrene monomer production margins, as well as higher Styrenic Polymer margins due to improved market conditions and margin optimization initiatives. Sequentially, Styrenics revenue decreased 8% including a 2% reduction due to the divestiture of the Expandable Polystyrene business. The remaining 6% reduction is driven by volume due primarily to seasonality as well as higher styrene monomer sales in the prior quarter when the styrene margins were more favorable. Price was also lower due to the pass through of lower styrene cost. Adjusted EBITDA decreased $4 million as significantly lower styrene production margins were partially offset by higher styrenic polymer margins, due to pricing initiatives and an additional $7.5 million of dividends from our joint venture, Americas Styrenics.

•	Engineered Polymers revenue of $260 million was 4% higher than prior year. Higher volume increased revenue by 4%, with more sales to the Automotive and Building & Construction markets. Lower price decreased revenue by 2% due to the pass through of lower raw material costs as well as continued competition and excess supply in the Polycarbonate markets, and this impact was offset by a favorable currency impact. Adjusted EBITDA of $2 million for the quarter increased slightly from $1 million in the prior year as higher margin was mostly offset by higher fixed costs. Sequentially, revenue was roughly flat. Lower volume, including seasonality and mix impacts, was offset by a favorable currency impact. Adjusted EBITDA was flat as higher margin was offset by volume seasonality and mix impacts as well as higher fixed costs.

Free Cash Flow and Liquidity

Free cash flow was positive $109 million for the quarter, which included $9 million of capital spending, net of a $12 million subsidy related to the SSBR expansion. Free cash flow was positively impacted by a $36 million decrease in receivables. Free cash flow for the full year was a record $170 million. We ended the year with record-high liquidity of $633 million.

Outlook

Commenting on the outlook for 2014, Chris Pappas said, “We are cautiously optimistic that we can deliver higher Adjusted EBITDA in 2014 as compared to 2013. While we believe we will not see a repeat of the record styrene margin levels of the second half of 2013, we look to more than make up for that with improved performance particularly in Synthetic Rubber, with a stronger tire market and as we work to sell out the SSBR train, and in Engineered Polymers, with an improving polycarbonate market and continued wins with our differentiated offerings in the automotive, medical, and other markets. In addition, we will continue to closely manage fixed costs and capital spending.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its Fourth Quarter and Full Year 2013 financial results tomorrow, Tuesday, March 11, 2014 at 10 AM Eastern Time.

Commenting on Trinseo’s 2013 year-end results will be Chris Pappas, President and Chief Executive Officer, and John Feenan, Executive Vice President and Chief Financial Officer. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 4091514

The Company will also offer a live, listen-only Webcast of the conference call on the Trinseo / Styron Investor Relations website.

Trinseo / Styron will distribute and post the Fourth Quarter and Full Year financial results press release and presentation slides on the Company’s Investor Relations website on Monday, March 10th at 5 PM Eastern Time. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission (SEC).

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until April 11, 2014.

Styron previously announced plans to change the name of all Styron affiliated companies to Trinseo. Some, but not all, of the Styron companies are currently known as Trinseo; Styron companies that have not yet changed their names will continue to do business as Styron until their respective name changes are complete. Styron’s operating companies also continue to do business as Styron at this time.

About Styron

Styron is a leading global materials company and manufacturer of plastics, latex and rubber, dedicated to collaborating with customers to deliver innovative and sustainable solutions. Styron’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires. Styron had approximately $5.3 billion in revenue in 2013, with 19 manufacturing sites around the world, and approximately 2,100 employees. More information can be found at www.styron.com.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.styron.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Net sales	$1,245,111	$1,308,959	$1,320,111	$5,307,414	$5,451,909
Cost of sales	1,129,930	1,212,442	1,256,274	4,949,404	5,115,188

Gross profit	115,181	96,517	63,837	358,010	336,721
Selling, general and administrative expenses	61,852	53,772	43,480	216,858	182,069
Equity in earnings of unconsolidated affiliates	12,195	15,215	7,120	39,138	27,140

Operating income	65,524	57,960	27,477	180,290	181,792
Interest expense, net	33,111	32,881	29,105	132,038	109,971
Loss on extinguishment of long-term debt	—	—	—	20,744	—
Other expense, net	8,027	14,142	10,598	27,877	23,979

Income (loss) before income taxes	24,386	10,937	(12,226)	(369)	47,842
Provision for (benefit from) income taxes	13,798	6,001	(11,719)	21,849	17,560

Net income (loss)	$10,588	$4,936	$(507)	$(22,218)	$30,282

TRINSEO S.A.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$196,503	$236,357
Restricted cash	—	7,852
Accounts receivable, net of allowance	717,482	695,364
Inventories	530,191	582,740
Deferred income tax assets	9,820	4,353
Other current assets	22,750	21,011

Total current assets	1,476,746	1,547,677

Investments in unconsolidated affiliates	155,887	140,304
Property, plant and equipment, net	606,427	633,272
Other assets
Goodwill	37,273	36,103
Other intangible assets, net	171,514	179,642
Deferred income tax assets—noncurrent	42,938	67,204
Deferred charges and other assets	83,996	61,494

Total other assets	335,721	344,443

Total assets	$2,574,781	$2,665,696

Liabilities and shareholder’s equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$8,754	$98,133
Accounts payable	509,093	572,182
Income taxes payable	9,683	11,084
Deferred income tax liabilities	2,903	2,628
Accrued expenses and other current liabilities	136,129	85,575

Total current liabilities	666,562	769,602

Noncurrent liabilities
Long-term debt	1,327,667	1,355,451
Deferred income tax liabilities—noncurrent	26,932	40,367
Other noncurrent obligations	210,418	208,611

Total noncurrent liabilities	1,565,017	1,604,429

Commitments and contingencies
Shareholder’s equity
Common stock, $0.01 nominal value, 16,275,329 shares authorized, issued and outstanding at December 31, 2013 and 2012	162,753	162,753
Additional paid-in-capital	176,675	166,725
Accumulated deficit	(84,604)	(62,386)
Accumulated other comprehensive income	88,378	24,573

Total shareholder’s equity	343,202	291,665

Total liabilities and shareholder’s equity	$2,574,781	$2,665,696

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities
Cash provided by operating activities	$211,335	$186,115

Cash flows from investing activities
Capital expenditures	(73,544)	(118,504)
Proceeds from capital expenditures subsidy	18,769	6,079
Proceeds from the sale of businesses and assets	15,221	253
Advance payment received (refunded)	(2,711)	2,602
Distributions from unconsolidated affiliates	1,055	—
(Increase) / decrease in restricted cash	7,852	(7,725)

Cash used in investing activities	(33,358)	(117,295)

Cash flows from financing activities
Deferred financing fees	(48,255)	(8,080)
Short-term borrowings, net	(42,877)	(37,887)
Capital contribution	—	162,155
Repayments of Term Loans	(1,239,000)	(147,000)
Proceeds from issuance of Senior Notes	1,325,000	—
Proceeds from issuance of Accounts Receivable Securitization Facility	376,630	113,828
Repayments of Accounts Receivable Securitization Facility	(471,696)	(130,233)
Proceeds from the draw of revolving debt	405,000	1,105,000
Repayments on the revolving debt	(525,000)	(1,135,000)

Cash used in financing activities	(220,198)	(77,217)
Effect of exchange rates on cash	2,367	(559)

Net change in cash and cash equivalents	(39,854)	(8,956)
Cash and cash equivalents—beginning of period	236,357	245,313

Cash and cash equivalents—end of period	$196,503	$236,357

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

(In thousands)	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Latex	$307,604	$332,102	$350,611	$1,341,424	$1,545,064
Synthetic Rubber	147,920	141,549	179,319	622,059	701,962
Styrenics	529,862	576,276	541,394	2,305,434	2,149,202
Engineered Polymers	259,725	259,032	248,787	1,038,497	1,055,681

Total Revenue	$1,245,111	$1,308,959	$1,320,111	$5,307,414	$5,451,909

Note 2: Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

In addition, we also believe that the presentation of Adjusted EBITDA provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. Further, our Indenture and Senior Secured Credit Facility contain a number of covenants imposing significant restrictions on our business that, among other things, require that we maintain a certain Adjusted EBITDA level. We define Adjusted EBITDA, substantially in accordance with its definition from our Indenture and Senior Secured Credit Facility.

As EBITDA and Adjusted EBITDA are non-GAAP financial measures, there are limitations to using them to evaluate our financial performance. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Other companies in our industry may define EBITDA and Adjusted EBITDA differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following reconciliation to our net income (loss), which is determined in accordance with U.S. GAAP.

(In millions)	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Net income (loss)	$ 10.6	$4.9	$(0.5)	$(22.2)	$30.3
Interest expense, net	33.1	32.9	29.1	132.0	110.0
Provision for (benefit from) income taxes	13.8	6.0	(11.8)	21.8	17.5
Depreciation and amortization	24.2	23.2	22.7	95.2	85.6

EBITDA	$ 81.7	$67.0	$39.5	$226.8	$243.4
Loss on extinguishment of long-term debt	—	—	—	20.7	—
Transition, strategic, and other items	13.6	6.8	2.6	35.8	22.0
Fees paid pursuant to advisory agreement	1.2	1.2	1.2	4.7	4.6
Equity in (earnings) losses of unconsolidated subsidiaries, net of dividends	2.8	(7.7)	(2.2)	(15.6)	(6.2)
Stock-based compensation and other employee costs	(2.1)	7.5	(1.3)	16.4	5.1
Foreign currency losses, net	6.7	11.9	8.9	14.5	21.8

Adjusted EBITDA	$ 103.9	$86.7	$48.7	$303.3	$290.7

Adjusted EBITDA by Segment:
Latex	$ 24.3	$26.6	$26.8	$106.2	$125.5
Synthetic Rubber	42.0	12.8	23.9	113.5	111.1
Styrenics	54.9	59.2	16.2	148.0	75.9
Engineered Polymers	1.9	2.0	0.7	1.9	32.4
Unallocated Corporate	(19.2)	(13.9)	(18.9)	(66.3)	(54.2)

Adjusted EBITDA	$ 103.9	$86.7	$48.7	$303.3	$290.7

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with U.S. GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

	Twelve Months Ended		Three Months Ended
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013
Cash provided by operating activities	$ 211.3	$ 186.1	$ 117.7
Cash used in investing activities	(33.4)	(117.3)	(9.0)
Impact of changes in restricted cash	(7.9)	7.7	—

Free Cash Flow	$ 170.0	$ 76.5	$ 108.7

Liquidity

	December 31,
(in millions)	2013	2012
Cash and cash equivalents	$ 196.5	$ 236.4
Available borrowings under accounts receivable securitization agreement	143.8	—
Available borrowings under the revolving facility	292.7	113.2

Liquidity	$ 633.0	$ 349.6